Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2021

- Revenue for First Quarter of Fiscal 2022 Increased 20.1% to $372.7 million -
- GAAP EPS for First Quarter of Fiscal 2022 was $0.47 and Adjusted EPS was $0.46 -
- Company Increases Fiscal 2022 Modeling Assumptions -

West Fargo, ND – May 27, 2021 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2021.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "The fiscal first quarter exceeded our expectations on all fronts with impressive operating leverage that showcases the earnings power of our efficient dealership network. On a consolidated basis, we drove a 26% increase in equipment sales and a 10% increase in our combined parts and service business during the quarter compared to the prior year. At the segment-level, we are very happy with our Agriculture segment, which generated pre-tax income growth of 82%. We are also pleased with the continued progress we are making in our Construction segment, which generated solid top-line growth and drove another quarter of positive pre-tax income and builds upon the momentum from its profitable fiscal 2021 performance. Our International segment experienced a resurgence during the quarter with strong equipment demand and delivered a corresponding improvement in pre-tax income as well. I'm proud of our team's performance and pleased to share this success with all our stakeholders."
Fiscal 2022 First Quarter Results
Consolidated Results
For the first quarter of fiscal 2022, revenue increased to $372.7 million compared to $310.2 million in the first quarter last year. Equipment sales were $276.0 million for the first quarter of fiscal 2022, compared to $218.5 million in the first quarter last year. Parts sales were $62.6 million for the first quarter of fiscal 2022, compared to $56.6 million in the first quarter last year. Revenue generated from service was $27.7 million for the first quarter of fiscal 2022, compared to $25.6 million in the first quarter last year. Revenue from rental and other was $6.4 million for the first quarter of fiscal 2022, compared to $9.5 million in the first quarter last year.

Gross profit for the first quarter of fiscal 2022 was $71.0 million, compared to $58.4 million in the first quarter last year. Gross profit margin increased 20 basis points to 19.0% versus the comparable period last year. The increase in gross profit was primarily the result of increased equipment sales and improved equipment margins compared to the first quarter of last year.

Operating expenses increased by $3.4 million to $56.4 million for the first quarter of fiscal 2022, compared to $53.1 million in the first quarter last year primarily due to higher variable expenses on increased revenues. Operating expenses as a percentage of revenue decreased 200 basis points to 15.1% for the first quarter of fiscal 2022, compared to 17.1% of revenue in the prior year period.

Floorplan and other interest expense was $1.5 million in the first quarter of fiscal 2022, compared to $2.1 million for the same period last year. The decrease was due to lower borrowings and a lower interest rate environment.

In the first quarter of fiscal 2022, net income was $10.5 million, or earnings per diluted share of $0.47, compared to net income of $2.3 million, or earnings per diluted share of $0.10, for the first quarter of last year.

On an adjusted basis, net income for the first quarter of fiscal 2022 was $10.4 million, or adjusted earnings per diluted share of $0.46, compared to adjusted net income of $3.4 million, or adjusted earnings per diluted share of $0.15, for the first quarter of last year. Adjusted first quarter fiscal 2022 net income excludes a $0.1 million Ukraine remeasurement gain, while the adjusted first quarter fiscal 2021 net income excludes $1.7 million of expenses, including ERP transition costs, impairment charges, and a Ukraine remeasurement loss.

Adjusted EBITDA was $19.8 million in the first quarter of fiscal 2022, compared to $11.1 million in the first quarter of last year.

Segment Results
Agriculture Segment - Revenue for the first quarter of fiscal 2022 was $229.6 million, compared to $193.6 million in the first quarter last year. The increase in revenue was primarily driven by strong demand for equipment. Pre-tax income for the first quarter of fiscal 2022 was $11.2 million, compared to $6.2 million of pre-tax income in the first quarter last year.
Construction Segment - Revenue for the first quarter of fiscal 2022 was $68.6 million, compared to $60.1 million in the first quarter last year. The increase in revenue was driven by increased equipment sales partially offset by lower rental revenue. Pre-tax income for the first quarter of fiscal 2022 was $0.1 million, compared to a pre-tax loss of $2.9 million and an adjusted pre-tax loss of $2.7 million in the first quarter last year.
International Segment - Revenue for the first quarter of fiscal 2022 was $74.5 million, compared to $56.5 million in the first quarter last year. The increase in revenue was driven by strong equipment sales. Pre-tax income for the first quarter of fiscal 2022 was $2.8 million, compared to a pre-tax loss of $0.3 million in the first quarter last year. Adjusted pre-tax income for the first quarter of fiscal 2022 was $2.7 million, compared to adjusted pre-tax income of $0.5 million in the first quarter last year.

Balance Sheet and Cash Flow
Cash at the end of the first quarter of fiscal 2022 was $89.7 million. Inventories decreased to $415.7 million as of April 30, 2021, compared to $418.5 million as of January 31, 2021. This inventory decrease includes a $7.7 million decrease in equipment inventory, which reflects an increase in new equipment inventory of $5.3 million and a $13.0 million decrease in used equipment inventory. Outstanding floorplan payables were $169.1 million on $770.0 million total available floorplan lines of credit as of April 30, 2021, compared to $161.8 million outstanding floorplan payables as of January 31, 2021.

In the first three months of fiscal 2022, net cash provided by operating activities was $27.0 million, compared to net cash used for operating activities of $5.4 million in the first three months of fiscal 2021. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities was $7.0 million in the first three months of fiscal 2022, compared to adjusted net cash used for operating activities of $3.6 million in the first three months of fiscal 2021.

Mr. Meyer concluded, "The renewed strength across the agriculture complex, following an improved commodity outlook, is having a positive impact on all our businesses. The positive shift in industry conditions is recognized by our customers, and we are beginning to see some of the pent-up demand come back after several years of more conservative posturing. Titan Machinery continues to be in a strong position to serve our customers, while simultaneously serving shareholders with higher levels of profitability that we knew were possible following our multi-year effort to streamline our organization and improve our balance sheet."
Fiscal 2022 Modeling Assumptions
The following are the Company's current expectations for fiscal 2022 modeling assumptions.

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture(1)	Up 15-20%	Up 10-15%
Construction(2)	Up 2-7%	Down 0-5%
International	Up 17-22%	Up 12-17%

Diluted EPS(3)	$1.65 - $1.85	$1.25 - $1.45

(1)Includes the full year impact of the HorizonWest acquisition completed in May 2020.
(2) Includes the full year impact of the Phoenix and Tucson, AZ store divestitures in January 2021. Adjusting full year fiscal 2021 net sales by $27 million, representing the 2021 net sales of these divested stores, results in a same-store sales assumption of up 10-15%.

(3) Includes expenses related to ERP implementation.

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 10, 2021, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13719598.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, the non-GAAP financial measures include adjustments for items such as valuation allowances for income tax, costs associated with impairment charges, Ukraine remeasurement gains/losses and charges associated with our Enterprise Resource Planning (ERP) system transition for fiscal 2021. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute, for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measure.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2022, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.

John Mills, jmills@icrinc.com
Managing Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	April 30, 2021	January 31, 2021
Assets
Current Assets
Cash	$89,729	$78,990
Receivables, net of allowance for expected credit losses	71,928	69,109
Inventories	415,660	418,458
Prepaid expenses and other	11,275	13,677
Total current assets	588,592	580,234
Noncurrent Assets
Property and equipment, net of accumulated depreciation	158,364	147,165
Operating lease assets	68,962	74,445
Deferred income taxes	4,613	3,637
Goodwill	1,433	1,433
Intangible assets, net of accumulated amortization	7,696	7,785
Other	1,081	1,090
Total noncurrent assets	242,149	235,555
Total Assets	$830,741	$815,789

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$24,618	$20,045
Floorplan payable	169,108	161,835
Current maturities of long-term debt	5,128	4,591
Current operating lease liabilities	10,624	11,772
Deferred revenue	49,109	59,418
Accrued expenses and other	37,110	48,791
Income taxes payable	14,508	11,048
Total current liabilities	310,205	317,500
Long-Term Liabilities
Long-term debt, less current maturities	64,868	44,906
Operating lease liabilities	69,030	73,567
Other long-term liabilities	7,555	8,535
Total long-term liabilities	141,453	127,008
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	252,547	252,913
Retained earnings	127,416	116,869
Accumulated other comprehensive income (loss)	(880)	1,499
Total stockholders' equity	379,083	371,281
Total Liabilities and Stockholders' Equity	$830,741	$815,789

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2021	2020
Revenue
Equipment	$275,980	$218,505
Parts	62,626	56,614
Service	27,702	25,600
Rental and other	6,398	9,489
Total Revenue	372,706	310,208
Cost of Revenue
Equipment	243,676	197,046
Parts	44,440	39,617
Service	9,294	8,345
Rental and other	4,318	6,790
Total Cost of Revenue	301,728	251,798
Gross Profit	70,978	58,410
Operating Expenses	56,442	53,058
Impairment of Intangible and Long-Lived Assets	—	216
Income from Operations	14,536	5,136
Other Income (Expense)
Interest and other income	665	130
Floorplan interest expense	(418)	(1,152)
Other interest expense	(1,104)	(966)
Income Before Income Taxes	13,679	3,148
Provision for Income Taxes	3,132	886
Net Income	10,547	2,262

Diluted Earnings per Share	$0.47	$0.10
Diluted Weighted Average Common Shares	22,179	22,012

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2021	2020
Operating Activities
Net income	$10,547	$2,262
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation and amortization	5,207	5,375
Impairment of long-lived assets	—	216
Other, net	2,359	3,568
Changes in assets and liabilities
Inventories	(1,615)	11,941
Manufacturer floorplan payable	19,657	(10,669)
Other working capital	(9,199)	(18,135)
Net Cash Provided by (Used for) Operating Activities	26,956	(5,442)
Investing Activities
Property and equipment purchases	(9,126)	(5,414)
Proceeds from sale of property and equipment	135	313
Other, net	7	(21)
Net Cash Used for Investing Activities	(8,984)	(5,122)
Financing Activities
Net change in non-manufacturer floorplan payable	(9,141)	18,781
Net proceeds from (payments on) long-term debt and finance leases	3,281	(197)
Other, net	(974)	(870)
Net Cash Provided by (Used for) Financing Activities	(6,834)	17,714
Effect of Exchange Rate Changes on Cash	(399)	(36)
Net Change in Cash	10,739	7,114
Cash at Beginning of Period	78,990	43,721
Cash at End of Period	$89,729	$50,835

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2021	2020	% Change
Revenue
Agriculture	$229,554	$193,627	18.6%
Construction	68,608	60,114	14.1%
International	74,544	56,467	32.0%
Total	$372,706	$310,208	20.1%

Income (Loss) Before Income Taxes
Agriculture	$11,224	$6,162	82.1%
Construction	138	(2,873)	n/m
International	2,808	(280)	n/m
Segment income before income taxes	14,170	3,009	n/m
Shared Resources	(491)	139	n/m
Total	$13,679	$3,148	n/m

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2021	2020
Adjusted Net Income
Net Income	$10,547	$2,262
Adjustments
ERP transition costs	—	721
Impairment of long-lived assets	—	216
Ukraine remeasurement (gain) / loss	(129)	765
Total Pre-Tax Adjustments	(129)	1,702
Less: Tax Effect of Adjustments (1)	—	580
Total Adjustments	(129)	1,122
Adjusted Net Income	$10,418	$3,384

Adjusted Diluted EPS
Diluted EPS	$0.47	$0.10
Adjustments (2)
ERP transition costs	—	0.03
Impairment charges	—	0.01
Ukraine remeasurement (gain) / loss	(0.01)	0.04
Total Pre-Tax Adjustments	(0.01)	0.08
Less: Tax Effect of Adjustments (1)	—	0.03
Total Adjustments	(0.01)	0.05
Adjusted Diluted EPS	$0.46	$0.15

Adjusted Income Before Income Taxes
Income Before Income Taxes	$13,678	$3,148
Adjustments
ERP transition costs	—	721
Impairment of long-lived assets	—	216
Ukraine remeasurement (gain) / loss	(129)	765
Total Adjustments	(129)	1,702
Adjusted Income Before Income Taxes	$13,549	$4,850

Adjusted Loss Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$138	$(2,873)
Impairment of long-lived assets	—	216
Adjusted Income (Loss) Before Income Taxes	$138	$(2,657)

Adjusted Income Before Income Taxes - International
Income (Loss) Before Income Taxes	$2,808	$(280)
Ukraine remeasurement (gain) / loss	(129)	765
Adjusted Income Before Income Taxes	$2,679	$485

Adjusted EBITDA
Net Income	$10,547	$2,262
Adjustments
Interest expense, net of interest income	1,052	853
Provision for income taxes	3,132	886
Depreciation and amortization	5,207	5,375
EBITDA	19,938	9,376
Adjustments
ERP transition costs	—	721
Impairment charges	—	216
Ukraine remeasurement (gain) / loss	(129)	765
Total Adjustments	(129)	1,702
Adjusted EBITDA	$19,809	$11,078

Adjusted Net Cash Provided by (Used for) Operating Activities
Net Cash Used for Operating Activities	$26,956	$(5,442)
Net Change in Non-Manufacturer Floorplan Payable	(9,141)	18,781
Adjustment for Constant Equity in Inventory	(10,850)	(16,907)
Adjusted Net Cash Provided by (Used) for Operating Activities	$6,965	$(3,568)

(1) The tax effect of U.S. related adjustments was calculated using a 26% tax rate, determined based on a 21% federal statutory rate and a 5% blended state income tax rate. Included in the tax effect of the adjustments is the tax impact of foreign currency changes in Ukraine of $0.3 million for the three months ended April 30, 2020.
(2) Adjustments are net of amounts allocated to participating securities where applicable.